Exhibit 10.1

Stitch Fix, Inc.
Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Stitch Fix, Inc. (the “Company”) who is a non-employee director of the Company (“Non-employee Director”) will receive the compensation described in this Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
Cash Compensation
Each Non-employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Non-employee Directors: $100,000

2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000

3.    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chairman of the Audit Committee: $20,000
b.    Chairman of the Compensation Committee: $15,000
c.    Chairman of the Nominating and Corporate Governance Committee: $10,000

4.    Annual Lead Independent Director Retainer: $10,000

Equity Compensation
    Equity awards will be granted under the Company’s 2017 Incentive Plan (the “Plan”).
(a)Automatic Equity Grants.
(i)Annual Grant. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting Date”), each person who is then a Non-employee Director will automatically receive a Restricted Stock Unit (“RSU”) grant with an aggregate value of $175,000.
(ii)Initial Grant for New Directors. Without any further action of the Board or Compensation Committee of the Board, each person who is elected or appointed for the first time to be a Non-employee Director of the Board will receive an RSU grant with an aggregate value of $175,000, multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the then-scheduled next Annual Meeting Date (or, if such Annual Meeting Date has not yet been scheduled, the first anniversary of the immediately preceding Annual Meeting Date), and the denominator of which is 365, per the following schedule:
(1)if such Non-employee Director’s initial commencement date as a Non-employee Director of the Board (the “Commencement Date”) is within the first three quarters of the Company’s fiscal year, then automatically, at the close of business on the Commencement Date; or
(2)if such Non-employee Director’s Commencement Date is within the fourth quarter of the Company’s fiscal year, then, automatically at the close of business on the date of the upcoming Annual Meeting (along with his or her next Annual Grant).
(iii)RSU Value. The number of shares subject to RSUs granted under the Director Compensation Policy shall be equal to the dollar value set forth above divided by the average closing price of the Company’s common stock for 30 calendar days immediately preceding the grant date, rounded down to the nearest share.
(b)Vesting; Change in Control. Each RSU granted pursuant to the Director Compensation Policy will vest on the earlier of the first anniversary of its date of grant and the next Annual Meeting Date. All vesting is subject to the Non-employee Director’s Continuous Service (as defined in the Plan) through the applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Non-employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), his or her then-outstanding stock options and RSUs will become fully vested immediately prior to the closing of such Change in Control in which their Service is terminated.
(c)Remaining Terms. The remaining terms and conditions of each RSU, including transferability, will be as set forth in the Company’s standard RSU agreement, respectively, in the applicable form adopted from time to time by the Board or the Compensation Committee of the Board.
Expenses

The Company will reimburse each Non-employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings, committee meetings, and other meetings in which in-person attendance is requested; provided, that the Non-employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time. To the extent that any taxable reimbursements are provided to any Non-employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy. The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

Effective October 14, 2024
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